Exhibit 99.1

FOR IMMEDIATE RELEASE

Creative Realities Provides 2014 Revenues and 10-K Filing Update; Announces Departure of Paul Price

NEW YORK, NY— April 21, 2015 – Creative Realities, Inc. (“Creative Realities” or the “Company”) (OTCQB: CREX), today announces SEC filing, management and operations updates.

The Company anticipates filing its financial results for the year ended December 31, 2014 on or before April 30, 2015 in its Form 10-K. While the completion of the financial statement audit process of the three companies has taken longer than anticipated, the Company remains committed to filing a comprehensive, accurate and complete Form 10-K as soon as practicable.

For the year ended December 31, 2014, the Company anticipates reporting net sales of approximately $14 million as compared to approximately $11.6 million reported for the year ended December 31, 2013, an increase of approximately 20%. The Company continued to win and deliver new projects in the apparel, automotive, department store and food service markets and to support the digital shopper marketing needs of its longstanding existing clients.

On a pro forma basis, taking into account the results of Creative Realities, Inc. and Wireless Ronin Technologies, Inc. (“WRT”), and assuming the merger took place on January 1, 2014, the Company would have reported pro forma revenues of approximately $17 million for the year ended December 31, 2014. The pro forma results are non-GAAP financial metrics and are not meant to be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Today the Company also announced the departure of Paul Price, Chief Executive Officer, who will continue to support Creative Realities through a transition process. Alec Machiels, Chairman of the Board, stated “We thank Mr. Price for his service, wish him well in his new endeavors and have full confidence in the senior team at the company for a seamless transition.”

The Board of Directors appointed John Walpuck as Creative Realities’ Interim Chief Executive Officer. Mr. Walpuck has served as Chief Operating and Financial Officer of Creative Realities since the Company and WRT successfully completed their merger.

John Walpuck, Interim Chief Executive Officer of Creative Realities stated, “We are very enthusiastic about moving forward with our experienced senior leadership team and strong client relationships. During the last half year, the Company was awarded and has completed and / or expanded several new / recurring projects with leading venue operators, retailers and well-known brands.”

Since the merger was completed in August 2014, Creative Realities has worked to integrate three companies (Creative Realities, WRT and Broadcast International, Inc.) while lowering its burn rate. To improve operating efficiency the Company has focused on a variety of initiatives including: realignment of its sales & marketing, account management and service delivery organizations; reduction of its recurring fixed cost structure; unifying / streamlining processes; and, integration of an updated ERP and account system infrastructure. As a result of these actions, the Company is expected to be better positioned to grow while delivering improved client service, lower operating expenses and increased operating efficiencies.

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Mr. Walpuck concluded, “Our near-term objectives are very simple: leverage technology to design and deliver industry-leading shopper marketing experiences across our diverse client portfolio; continuously improve best-in-class recurring services; acquire new retail and brand clients through a vertical market-focused sales approach; and achieve operating profitability in the immediate future.”

About Creative Realities

Creative Realities helps retailers and brands use the latest technologies to inspire and shopper engagement in and around the Store.  Founded 16 years ago, the firm's evolving client base has led to recognized leadership in deploying technology aligned with strategic and consumer behavior goals at Retail.  The firm has delivered consumer/shopper experiences, and is actively providing recurring services today, across diverse categories: Automotive, Apparel & Accessories, Banking, Baby/Children, Beauty, CPG, Department Stores, Electronics, Fashion, Fitness, Foodservice/QSR, Financial Services, Gaming, Luxury, Malls, Mass Merchants, and Pharma/Pharmacy Retail.

Cautionary Note on Forward-Looking Statements

This press release contains certain statements that would be deemed "forward-looking statements" under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and includes, among other things, discussions of our business strategies, future operations and capital resources. Words such as “may,” “likely,” “anticipate,” “expect” and “believe” indicate forward-looking statements.

These forward-looking statements may reflect management’s present expectations and estimates regarding future expenses, revenue and profitability, trends affecting our financial condition and results of operations, operating efficiencies, revenue opportunities, potential new markets, and the ability of the Company to effectively compete in a highly competitive market. Nevertheless, and despite the fact that management’s expectations and estimates are based on assumptions management believes to be reasonable and data management believes to be reliable, the Company’s actual results, performance, or achievements are subject to future risks and uncertainties, any of which could materially affect the Company’s actual performance. Risks and uncertainties that could affect such performance include, but are not limited to: the adequacy of funds for future operations; future expenses, revenue and profitability; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the impact of changing customer requirements upon revenue recognition; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; the impact of the Company’s financial condition upon customer and prospective customer relationships; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in Company reports filed with the Securities and Exchange Commission.

Given these uncertainties, and the fact that forward-looking statements represent management’s estimates and assumption as of the date of this press release, you should not attribute undue certainty to these forward-looking statements. We assume no obligation to update any forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements contained in this press release, even if new information becomes available in the future.

Investor Relations Contact:

Alexandra Petek

Corporate Services Advisory Group

Merriman Capital, Inc.

Tel: 415-248-5681

Email: apetek@merrimanco.com

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New York Studio 55 Broadway, Suite 901 New York, NY 10006	New Jersey Operations Center 22 Audrey Place Fairfield, NJ 07004